EXHIBIT 10.14(g)

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

     This First Amendment to Employment Agreement (the “First Amendment”) is made and entered into as of December 24th, 2003 (the “Effective Date”) by and between Cinemark, Inc., a Delaware Corporation (the “Company”) and Robert Copple (the “Executive”).

WITNESSETH:

     WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated June 19, 2002 (the “Original Agreement”); and

     WHEREAS, the Company and the Executive desire to amend the Original Agreement in accordance with the terms contained in this First Amendment.

     NOW THEREFORE, in consideration of the mutual promises and covenants set further herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Amendment to Section 3.6(c). Section 3.6 of the Original Agreement is amended in its entirety to read as follows:

     “3.6 Additional Benefits Upon a Change of Control

     (a) In the event a Change of Control (defined below) occurs during the Term, the Executive shall be entitled to receive, simultaneously with the completion of any event giving rise to a Change of Control, a cash lump sum amount equal to:

          (i) Executive’s Accrued Employment Entitlements (in accordance with the terms of the benefit plans providing such benefits, where applicable); plus

          (ii) Executive’s Base Salary for the balance of the Term, plus an amount equal to the most recent Annual Bonus received by the Executive prior to the year in which there is a Change of Control multiplied by the number of years remaining for the balance of the Term (determined without regard to any performance goals); plus

          (iii) In the event Executive’s employment is terminated following a Change of Control at any time within the term of this Agreement, the present value (as determined by a nationally recognized employee benefits consulting firm agreed to by Executive and the Company) of the premiums payable by the Company or the Executive under health, dental, life insurance, disability and accident insurance plans or programs covering Executive for the balance of the Term.

     (b) In the event of a change of control (as defined in the Company’s Long Term Incentive Plan or similar plan or agreement adopted by the Company hereafter pursuant to which stock-based, equity-based or performance compensation is granted to the Executive), any such outstanding stock-based, equity-based or performance compensation awards shall become fully vested and/or exercisable in accordance with the terms of the plan and agreement pursuant to which such compensation award was granted.

     (c) Notwithstanding any of the provisions of this Agreement and except as otherwise provided by Section 3.6(c)(i) and (ii) hereof, the amount of all payments to be made pursuant to this Section 3.6 after a Change of Control that are determined to be “parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended and then in effect at the time of such payment (the “Code”), shall be conditioned and restricted as follows:

          (i) Except as provided in Section 3.6(c)(ii) hereof, the total amounts payable hereunder that constitute parachute payments shall not exceed an amount that has a parachute payment value (determined under Section 280G of the Code) that is $1.00 less than three times the Executive’s Base Amount (as defined in Section 280G of the Code); and

          (ii) Executive shall not be entitled to any amount that would otherwise be payable without regard to this Section 3.6(c) in excess of the payment amount in Section 3.6(c)(i) (any such excess amounts are herein referred to as the “Restricted Amount”) unless, immediately before the Change of Control, no stock of the Company is readily tradeable on an established securities market or otherwise, the Restricted Amount payments are approved by more than 75% of the voting power of all outstanding stock of the Company entitled to vote immediately before the Change of Control and there is adequate disclosure to all persons entitled to vote of all material facts concerning all material payments which (but for this provision) would be parachute payments as defined in Section 280G of the Code. The requirements for shareholder approval of the Restricted Amount shall be determined in a manner that is consistent with the provisions of Treas. Regs. § 1.280G-1, Q&A 7.

          (iii) For purposes of making any calculation of parachute payment value for purposes of Section 3.6(c)(i) and for purposes of determining the Restricted Amount under Section 3.6(c)(ii), the parties hereby elect to use the Applicable Federal Rate that is in effect on the date this amendment is entered into.

     (d) “Change of Control” shall mean the occurrence of any of the following:

          (i) the acquisition by any person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or any successor provision to either of the foregoing, of “beneficial ownership” directly or indirectly, of shares of capital stock of the Company entitling such person to exercise 50% or more of the total voting power of all “Voting Shares” of the Company;

          (ii) the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of the Company’s assets, if the stockholders of the Company immediately before such transaction own directly or indirectly, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 50% of the voting power of the surviving or acquiring entity; or

          (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

     “Beneficial Ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act, except that a person shall be deemed to be the “beneficial owner” of all securities that such person has the right to acquire, whether such right is excisable immediately or only after the passage of time.

       “Voting Share” means all outstanding shares of any class or classes (however designated) of capital stock of the Company entitled to vote generally in the election of the Board of Directors of the Company.”

     2. Ratification. The Company and Employee hereby agree that except as expressly modified or amended herein, the terms, conditions and covenants of the Original Agreement are hereby ratified and confirmed and shall remain in full force and effect. To the extent there is any conflict between the terms and provisions of the Original Agreement and this First Amendment, the Company and Employee agree that this First Amendment shall control.

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

COMPANY:

CINEMARK, INC.

By:	/s/ Lee Roy Mitchell

Name:	Lee Roy Mitchell
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Robert Copple Robert Copple

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